EXHIBIT 23 .2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Electro Scientific Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-55060, 333-67356, 333-88411, 333-122660, 333-122661, 333-137878, 333-137879, 333-146107, 333-151804, 333-155978, 333-162876, and 333-199166) on Form S-8 of Electro Scientific Industries, Inc. of our report dated June 26, 2015, with respect to the consolidated balance sheet of Electro Scientific Industries, Inc. and subsidiaries as of March 28, 2015, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 28, 2015, which report appears in the April 2, 2016 annual report on Form 10-K of Electro Scientific Industries, Inc.

/s/ KPMG LLP

Portland, Oregon
June 14, 2016